Investment Advisory Agreement

INVESTMENT ADVISORY AGREEMENT (including all schedules, appendices and exhibits hereto, this “Agreement”) is made as of September 1, 2012, by and between Cantor Fitzgerald Investment Advisors, L.P., a Delaware limited partnership (the “Adviser”), and Cantor Opportunistic Alternatives Fund, LLC (f/k/a Cadogan Opportunistic Alternatives Fund, LLC), a Delaware limited liability company (the “Company”).

W I T N E S S E T H :

WHEREAS, the Company retained the Adviser to provide investment advisory services pursuant to an investment advisory agreement, dated the 24th day of April, 2012 (the “Previous Agreement”);

WHEREAS, the Adviser desires to be retained to perform investment advisory services for the Company in the manner and on the same terms and conditions as set forth in the Previous Agreement, except that, effective September 1, 2012, the Adviser and the Company desire that the Management Fee (as defined below) be reduced as now set out in Appendix I of this Agreement; and

WHEREAS, the Company’s Board of Directors (the “Directors” and any one of them, a “Director”), including a majority of the Directors who are not interested persons of the Company, approved this Agreement consistent with positions taken by the staff of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

NOW THEREFORE, the parties hereto hereby agree as follows:

1.	Appointment and Duties of the Adviser.

(a)           The Company hereby appoints the Adviser as the limited attorney-in-fact of the Company to serve as its investment adviser, subject to the supervision and control of the Directors, to manage the investment program of the Company as hereinafter set forth.  This limited power-of-attorney is a continuing power and shall continue in effect with respect to the Adviser until terminated pursuant to the terms of this Agreement.

(b)           The Adviser shall be the exclusive investment adviser retained by the Company with respect to the Assets (as defined below) and, specifically, shall exercise its discretion with respect to the Assets upon the terms and conditions, and for the purposes, set forth in this Agreement, and shall have sole authority and responsibility for directing the investment and reinvestment of the Assets at such times, in such amounts and at such prices as the Adviser shall determine for the term of this Agreement pursuant to and in accordance with this Agreement.  Without limiting the generality of the foregoing, the Adviser shall obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder, including: (a) to invest and reinvest the Assets of the Company in any one or more portfolio funds (each a “Portfolio Fund”); (b) to withdraw capital of the Company from Portfolio Funds; and (c) to take such further action as the Adviser shall deem necessary or appropriate for the management of the Company.  Except as provided for herein, the Company shall not have any authority to retain any additional investment managers or any sub-advisers to manage the investment and reinvestment of the Assets or to substitute the Adviser in such capacities without the prior written consent of the Adviser.

(c)           Assets.  The “Assets” shall consist of: (i) all cash and other assets of the Company as the Company may place under the supervision of the Adviser from time to time; plus (ii) all investments, reinvestments and proceeds of the sale thereof, including, without limitation, all distributions reinvested by the Company and the interest on such investments, and all appreciation thereof and additions thereto, less depreciation thereof and withdrawals therefrom.

2.	Policies.

(a)           Without limiting the generality of Section 1, the Adviser shall, from time to time, provide to or on behalf of the Company, the following services and conduct the following activities:

(1)           obtaining and evaluating such information and advice relating to securities, securities markets and the economy as it deems necessary or useful to discharge its duties hereunder;

(2)           continuously managing the Assets in a manner consistent with the terms of this Agreement;

(3)           determining the securities to be purchased, sold or otherwise disposed of by the Company and the timing of such purchases, sales and dispositions;

(4)           taking such further action in connection with the Company’s investment activities (subject to Section 2(b)) without obligation to give prior notice to the Directors, including the placing of purchase and sale orders on behalf of the Company, as it shall deem necessary or appropriate; and

(5)           cooperating with the Company’s Chief Compliance Officer (the “CCO”) in respect of the CCO’s initial and periodic reviews of those aspects of the Adviser’s compliance program relevant to the Company and provide prompt reporting to the CCO of material compliance matters relevant thereto (as the same are defined for purposes of Rule 38a-1 under the Investment Company Act).

(b)           The services provided and the conduct and activities engaged in by the Adviser hereunder shall be subject to:

(1)	applicable laws and regulations; and

(2)           the Registration Statement of the Company and such policies, investment and trading restrictions and risk management techniques as may be adopted by the Directors from time to time (the “Investment Policies”).

Notwithstanding the foregoing, the Adviser shall not be bound by any amendment, supplement or revision to any of the documents and policies referenced in this Section 2, unless and until it has been given notice thereof in accordance with Section 18 hereof.

(c)           The Adviser will submit such periodic reports to the Directors regarding the Adviser’s activities hereunder (including, without limitation, reports concerning the Adviser’s investment and trading activities for the Company, including any reports set forth in the Company’s Registration Statement and other offering or promotional materials (the “Offering Materials”) or required by law) as the Directors reasonably may request.

3.             Authority of the Adviser.  Subject to Section 2, the Adviser is authorized, on behalf of the Company, to:

(a)           trade, invest, re-invest and otherwise manage the Assets, both directly and indirectly, and determine the value of the Assets, all in accordance with the Investment Policies, and to enter into any agreement and to do any and all acts and things for the preservation, protection, improvement and enhancement in the value of the Assets in accordance with the Investment Policies;

(b)           possess, purchase, sell, transfer, mortgage, pledge or otherwise deal in, and to exercise all rights, powers, privileges and other incidents of ownership or possession (including, but not limited to, power to vote all proxies) with respect to the Assets in accordance with the Investment Policies;

(c)           lend any of the Assets, as appropriate, in accordance with the Investment Policies;

(d)           trade on margin, borrow from banks, brokers or other institutions and pledge the Assets in connection therewith in accordance with the Investment Policies;

(e)           engage sub-advisers and personnel, including affiliates of the Adviser, whether part-time or full-time, and attorneys, independent accountants or such other persons as the Adviser may deem necessary or advisable, subject to the approval of the  Directors and shareholders of the Company, as applicable, and negotiate and execute agreements with any such persons, in each case subject to the approval of the Directors;

(f)           make all decisions relating to the manner, method and timing of investment transactions in accordance with the Investment Policies;

(g)           combine purchase or sale orders on behalf of  the Company with any other accounts to whom or to which the Adviser provides investment advisory services or accounts of affiliates of the Adviser (“Other Accounts”) and allocate equitably the assets so purchased or sold, among such accounts;

(h)           with respect to any bank at which the Company maintains an account, in furtherance of the legitimate business of the Company, issue orders and directions relating to the disposition and application of the Assets that are, from time to time, held by such bank;

(i)           open, maintain, conduct and close accounts in the name and on behalf of the Company, including margin accounts, with any broker, dealer or investment concern, to issue orders and directions to any broker, dealer or investment concern at which the Company maintains an account with respect to the disposition and application of the Assets from time to time held by such broker, dealer or investment concern (including for the execution, clearance or settlement of any transactions on behalf of the Company) on such terms as the Adviser considers appropriate, in each case in furtherance of the legitimate business of the Company;

(j)           agree to such commissions, fees and other charges on behalf of the Company as the Adviser deems reasonable in the circumstances, taking into account all such factors it considers to be relevant (including the quality of research and other services made available to it even if such services are not for the exclusive benefit of the Company and the cost of such services does not represent the lowest cost available); and

(k)           facilitate and assist the Company with any necessary regulatory filings and audits.

Notwithstanding the foregoing, the Adviser shall be under no obligation to combine or arrange orders so as to obtain reduced charges unless otherwise required under federal securities law.  The Adviser may use, subject to such procedures as may be adopted by the Directors, affiliates of the Adviser as brokers to effect securities transactions for the Company, and the Company may pay such commissions to such brokers in such amounts as are permissible under applicable law.

4.	Indemnification.

(a)           To the fullest extent permitted by law, the Company shall indemnify the Adviser, or any partner, director, officer, employee or agent of the Adviser and any of their Affiliates (each an “Indemnified Person”) against any and all costs, expenses, losses, claims, damages or liabilities, joint or several, including, without limitation, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable fees and disbursements of counsel, accountants or other professionals incurred in connection with the investigation, defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such Indemnified Person may be or may have been involved as a party or otherwise, or with which such Indemnified Person may be or may have been threatened, resulting in any way from: (i) Prior Actions and Agreements (as defined below); or (ii) the performance or non-performance of any Indemnified

Person’s duties in respect of the Company), except to the extent that any such cost, loss, claim, damage, liability or expense shall have been finally determined in a decision on the merits from which there is no further right to appeal in any such action, suit, investigation or other proceeding to have been incurred or suffered by such Indemnified Person by reason of bad faith or gross negligence  in the performance or non-performance of its duties under this Agreement (“Disabling Conduct”).  The Company shall, from time to time, advance to an Indemnified Person (to the extent the Company has funds available and without incurring borrowing expenses for such purpose) reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action or proceeding arising out of such performance or non-performance.  The Adviser agrees, and each other Indemnified Person shall agree as a condition of any such advance, to reimburse the Company for such advance if it is ultimately determined, as provided in this paragraph, that the Indemnified Person was not entitled to indemnification under this Section 4.

(b)           Notwithstanding anything to the contrary set forth above, the provisions of this Section 4 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under the federal securities laws) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law.  The provisions of this Section 4, however, shall be construed to effectuate its purpose to the fullest extent permitted by law.

5.	Standard of Care and Liabilities.

(a)           The parties to this Agreement agree that the obligations of the Company under this Agreement shall not be binding upon any of the members of the Company or any officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company.

(b)           The Adviser shall perform its duties under this Agreement using its best judgment and efforts.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties under this Agreement, neither the Adviser nor any of the Indemnified Persons, nor any of their affiliates, executors, heirs, assigns, successors or other legal representatives (collectively, the “Affiliates”), shall be liable to the Company for any error of judgment, mistake of law, or any act or omission by any such person relating to the services to be provided hereunder. Neither the Adviser nor any of its Affiliates shall be responsible for or liable to the Company or any shareholder thereof for any losses or liabilities arising from (i) any acts or omissions to act of, or any non-compliance with the Company's investment policies, Offering Materials or other governing documents by, Cadogan Management, LLC, a Delaware limited liability company (the “Previous Adviser”) or the Company prior to the date of this Agreement or (ii) any agreement or portfolio transaction that was entered into by the Previous Adviser or the Company prior to the date of this Agreement that violates or requires the Adviser to violate the Company's investment policies, Offering Materials or other governing documents ((i) and (ii) collectively, “Prior Actions and Agreements”).

6.	Obligations of the Adviser.

(a)           Cooperation, Disclosures and Reports.  The Adviser agrees to cooperate in connection with the preparation of any updates to the Company’s Offering Materials, any agreements incidental thereto, any periodic reports of the Company, and all supplements and amendments to the foregoing.  The Adviser shall make all disclosures regarding itself and its principals, trading performance and the Investment Policies, as may be required, in the reasonable judgment of the Company, to be made in the Offering Materials, periodic reports of the Company, and all supplements and amendments thereto.  The Adviser shall also prepare and deliver to the Directors such reports as required under Section 2(c).

(b)           Other Account Management.  Subject to applicable law (including Rule 17j-1 under the Investment Company Act), the Adviser, as well as the other Affiliates, shall be free to manage and trade accounts for other investors, as well as itself and themselves, during the term of this Agreement and to use the same information and investment strategies used in the performance of services for the Company for such other accounts and shall not by reason of such engagement of other businesses or rendering of services for others be deemed to be acting in conflict with the interests of the Company.  Furthermore, nothing in this Agreement shall limit or restrict the right of the Adviser or any of its Affiliates to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

(c)           Access to Information.  At the request of the Company, the Adviser shall give to the Company’s auditors reasonable access to documents pertaining to the activities of the Company during customary business hours and shall permit such auditors to make copies thereof or extracts therefrom at the expense of the requesting party.

7.	Obligations of the Company.

(a)           Offering Materials and Governing Documents.  The Company shall consult with the Adviser regarding the preparation of amendments and supplements to the Offering Materials and will provide the Adviser with copies of the Offering Materials and organizational documents of the Company (together with the Offering Materials, “Governing Documents”).  No amendment or modification to any Governing Documents that affects the rights and obligations of the Adviser hereunder, or that alters the description of the Adviser or that impacts the Investment Policies or the Adviser’s discretion hereunder or its relationship with, or responsibilities to, the Company, may be made without the written consent of the Adviser, such consent not to be unreasonably withheld.  Notwithstanding the foregoing, the Company may amend or modify any Governing Document without the consent of the Adviser if required by applicable law or regulation; provided that any amendments or modifications regarding the Adviser, the Investment Policies or the Adviser’s duties hereunder shall be subject to the review and approval of the Adviser.

(b)           Sales Literature and Reports.  The Company will consult (or cause its representatives to consult) with the Adviser with respect to the preparation of sales literature, other promotional materials and reports.  No sales literature, promotional materials or reports to investors describing the Adviser, its trading strategies, personnel, or performance (other than the performance of the Company or any Portfolio Fund) will be distributed by the Company or its Affiliates without the prior written approval of the Adviser.

(c)           Transaction Confirmations and Reports.  The Company shall, from time to time, furnish or otherwise make available to the Adviser copies of all transaction confirmations, equity runs, and trading statements relating to the Assets, as well as any other reports which the Adviser may request in connection with the performance of its duties hereunder.  The Adviser shall maintain records of all open and closed positions taken on behalf of the Company and shall monitor all open positions.  The Company shall furnish the Adviser with a copy of all reports sent to its investors.  Upon request, the Company shall provide the Adviser with accurate information with respect to the then-current net asset value of the Company, as well as such other information as the Adviser may reasonably request including, but not limited to, access to the registry and/or other books and records of the Company, proxy statements, policies and procedures and other records of and information relating to the business and affairs of the Company (including, in each case and for the avoidance of doubt, any such materials or information pertaining to any period preceding the date of this Agreement).  Such information provided to the Adviser may be disclosed by the Adviser to such persons and authorities, for the purpose of satisfying its business obligations hereunder, fiduciary, reporting, filing or other obligations hereunder, or if the Company is requested to disclose such information by regulatory officials, or required by judicial process or regulatory action.

(d)           Authorized Persons.  At the request of the Adviser, the Company hereby agrees to provide to the Adviser a list of all officers, employees or agents of the Company who are authorized to take action with respect to the Company or the Assets.

(e)           Custodial and Other Arrangements.  The Company shall, from time to time, inform the Adviser as to the custodian and sub-custodian of the Company, each broker with whom an account is opened by the Company, the Administrator(s) and any other service providers of the Company.  By entering into this Agreement, the Company hereby directs each custodian and sub-custodian of the Company and each broker with whom an account is opened by the Company to honor and execute trading instructions of the Adviser to the same extent and effect as if the Company had issued such instructions itself. The Company shall, from time to time, direct these custodians, sub-custodians and the Administrator(s) of the Company to provide the Adviser with such periodic reports concerning the status of the Company and the Assets as the Adviser may reasonably request from time to time.  The Company may not retain or appoint additional or replacement custodian(s), sub-custodians, brokers, Administrators or other service providers without giving the Adviser reasonable prior notice of its intention to do so, together with the name and other relevant information with respect to the replacement or additional entities or providers.

The Company agrees to execute and deliver to each such custodian, sub-custodian and broker such powers-of-attorney and other or additional authorizations as may be requested by such custodian, sub-custodian or broker in order to more fully establish and effectuate the discretionary authority granted to the Adviser hereby.  However, nothing herein or in any authority or power-of-attorney shall authorize the Adviser at any time to take custody itself or direct to others the custody or control of any Assets, it being expressly understood that such custody and control shall remain at all times with the custodian(s) and sub-custodian(s) of the Company as appointed by the Company and/or the Directors, from time to time.  The discretionary investment authority granted hereby and any authorization or power-of-attorney executed by the Company and delivered to any custodian, sub-custodian or broker pursuant hereto may be fully relied upon by such custodian, sub-custodian or broker until it receives notice from the Company of the termination thereof.  The Company shall be responsible for the payment of any and all commissions, custodian or other charges, and the Adviser shall have no responsibility therefor.

(f)           Confidential Information.  The Company acknowledges and agrees that during the course of the Adviser’s associations with the Company, the Company may receive and have access to certain information, data, notes, analyses, records and materials of the Adviser, including, without limitation, information concerning the business affairs, portfolios and investment strategies of the Adviser, or its clients, the Adviser’s research, systems used by the Adviser or provided to clients for the purposes of trading, portfolio evaluation and monitoring, pricing and valuing securities and other financial products, and accounting back-office functions (the “Confidential Information”).  The Company shall not disclose, copy or permit the disclosure of the Confidential Information to third parties, including without limitation to its investors, without the Adviser’s prior written consent, except as required by law, a court of competent jurisdiction or any self-regulatory organization.  Immediately upon termination of this Agreement, the Company promptly shall return to the Adviser any and all Confidential Information, including all copies and reproductions thereof, in the Company’s possession and control or in the possession or control of any employee or agent of the Company.

For the purpose of this Section 7(f), the parties hereby submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York and the parties agree that the foregoing submission to such jurisdiction does not subject them to any inconvenience.  The parties agree that money damages would be an inadequate remedy for a breach of this Section 7(f) and in the event of a breach or threatened breach of this Section 7(f) by the Company, the Adviser or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, such provisions, without posting a bond or other security.

(g)           Access to Information.  At the request of the Adviser, the Company shall give to the Adviser’s auditors reasonable access to documents pertaining to the activities of the Company during customary business hours and shall permit such auditors to make copies thereof or extracts therefrom at the expense of the requesting party.

8.             Independent Contractor.  For all purposes of this Agreement, the Adviser shall be an independent contractor and not an agent, employee, partner or joint venturer of the Company, and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Company in any way.  Nothing in this Agreement shall be construed as making the Company an employee, agent, partner or joint venturer with the Adviser or any of its affiliates.

9.             Transaction Services.  All transactions for the benefit of the Company shall be effected by the Adviser through such entities or persons as the Company may direct from time to time.

10.	Adviser Compensation.

(a)           As compensation for its performance of the services and duties contemplated in the Agreement, the Company shall pay the Adviser out of the Assets a fixed investment management fee. Such fixed investment management fee shall be an annual fixed rate, excluding taxes, expressed as a percentage of the Net Asset Value (as defined in Appendix I hereto) of the Company, as set out in Appendix I to the Agreement, provided that the said fee shall not exceed the maximum fee incurred annually by the Company as provided for in the Offering Materials. The conditions under which the fixed investment management fee is to be paid to the Adviser pursuant to this Agreement are also provided for in Appendix I hereto.

(b)            In addition, the Company shall pay the Adviser out of the Assets a performance fee, as set out in Appendix I to this Agreement and in the Offering Materials.

11.	Expenses.

(a)           The Adviser shall bear the cost of rendering the services to be performed by it under this Agreement, including the costs relating to maintaining such staff and employing or retaining such personnel and consulting with such other persons (including its affiliates) as may be necessary to render the services to be provided hereunder.

(b)            The Company shall assume and pay or cause to be paid all expenses of the Company not expressly assumed by the Adviser under this Agreement, including, without limitation: fees paid directly or indirectly to sub-advisers; all expenses directly related to the Company’s investment programs, including, but not limited to, indirect expenses of Portfolio Funds as well as brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased, custodial fees and expenses, margin fees, transfer taxes and premiums, any other costs incurred in connection with the purchase and sale of securities or other financial instruments,  taxes withheld on non-U.S. dividends; all costs and expenses associated with the organization and registration of the Company, including certain offering costs and the costs of complying with any applicable federal or state laws; attorneys’ fees and disbursements associated with updating the

Company’s Offering Materials; the costs of printing the Offering Materials; the costs of distributing the Offering Materials to prospective investors; and attorneys’ fees and disbursements associated with the review of subscription documents executed and delivered to the Company in connection with the offerings of interests in the Company; the costs and expenses of holding any meetings of members of the Company; any travel or other reasonable costs associated with the Adviser’s attendance at any meetings requested by the Company pursuant to the Agreement; fees and disbursements of any attorneys, accountants, auditors and other consultants and professionals engaged on behalf of the Company; fees of custodians and other persons providing custodial, administrative, recordkeeping and other services to the Company; the costs of a fidelity bond and any liability insurance obtained on behalf of the Company; all expenses of computing the Company’s net asset value, including any equipment or services obtained for these purposes; costs and expenses of any CCO for the Company designated pursuant to Rule 38a-1 under the Investment Company Act; and all charges for equipment or services used in communicating information regarding the Company’s transactions among the Adviser and any sub-adviser, custodian or other agent engaged by the Company; and any extraordinary expenses, including indemnification expenses as provided for in the limited liability company agreement of the Company; and any other operational or business expenses of the Company.

12.	Term and Termination.

(a)           Term.  The initial term of this Agreement shall commence as of the date hereof and shall continue until April 24, 2014, unless terminated earlier in accordance with this Section 12.  Thereafter, this Agreement shall continue in effect from year to year as to the Company if such continuation is approved annually by the Directors (including a majority of the Directors who are neither “interested persons” of a party to this Agreement nor themselves a party hereto) by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)	Termination.

(1)           This Agreement may be terminated without penalty as to the Company by the Directors or by the vote of a majority of the outstanding voting securities of the Company upon sixty (60) days’ prior written notice to the Adviser, or by the Adviser upon sixty (60) days’ prior written notice to the Company, or promptly upon the mutual consent of the parties.

(2)           Automatic Termination.  This Agreement shall automatically terminate in the event of its assignment (as defined for purposes of Section 15 of the Investment Company Act) if consent to such assignment is not obtained in accordance with Section 15.

13.           Representations, Warranties and Covenants of the Adviser.  The Adviser represents, warrants and covenants to the Company that:

(a)           All references in the Offering Materials to itself and its affiliates and each of its managers, members, officers, directors, employees, partners and other applicable representatives are and shall be accurate in all material respects, and do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)           It has full capacity and authority to enter into this Agreement.

(c)           It shall not by entering into this Agreement: (i) be required to take any action contrary to its formation documents or any applicable statute, law or regulation of any jurisdiction; or (ii) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it, or any of its members, officers, directors, employees, partners and other applicable representatives, is a party or by which it or they are/is bound which, in the case of (i) or (ii), would materially limit or materially adversely affect the ability of it or its Affiliates and each of its and their managers, members, officers, directors, employees, shareholders, partners and other applicable representatives to perform its duties under this Agreement.

(d)           The Adviser has complied and will continue to comply in all material respects with all laws, rules, and regulations having application to its business, properties, and assets.  Except to the extent otherwise disclosed to the Company, there are no actions, suits, proceedings, or investigations pending or threatened against the Adviser or its principals, at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, any self-regulatory organization, or any exchange that might be material to an investor investing in shares of the Company (“Shares”).

The foregoing representations and warranties shall be continuing during the term of this Agreement, and if at any time any of the foregoing representations or warranties become untrue or inaccurate, the Adviser shall promptly notify the Company in writing of that fact.

14.	Representations, Warranties and Covenants of the Company.

(a)	The Company represents, warrants and covenants to the Adviser that:

(1)           the Offering Materials, excluding all references therein to the Adviser as specified in Section 13(a) hereof, are and shall be accurate in all material respects and do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(2)	It has full capacity and authority to enter into this Agreement.

(3)           The execution, delivery and performance of this Agreement shall not: (i) result or cause it to be required to take any action contrary to its incorporating or other formation documents or any applicable statute, law or regulation of any jurisdiction; or (ii) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound that, in the case of (i) or (ii), would materially limit or materially adversely affect its ability to perform its duties under this Agreement.

(4)           It has complied and shall continue to comply in all material respects with all laws, rules and regulations having application to its business, properties, and assets and relating to the solicitation of persons residing in each jurisdiction in which the Company solicits subscriptions for Shares.

(b)           The foregoing representations and warranties shall be continuing during the term of this Agreement and, if at any time any of the foregoing representations or warranties become untrue or inaccurate, the Company shall promptly notify the Adviser in writing of that fact.

15.            Transfer, Assignment.  This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Company.

16.           Amendment or Modification.  This Agreement may not be amended or modified except by the written consent of the parties hereto.

17.           Notices.  Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered personally, by courier service, or by registered mail, postage prepaid, return receipt requested, or by facsimile.  With respect to each party entitled to notice hereunder, notice shall be provided at the address designated alongside such party’s signature hereto (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties).

18.           Survival.  The provisions of this Agreement shall survive the termination of this Agreement with respect to any events occurring or matter arising while this Agreement was in effect.  Notwithstanding the foregoing Sections 4, 5, 7(f), 10, 18, 19, 20, 21, 22, 25 and 26 shall survive the termination of this Agreement.

19.           Severability.  If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule, or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule, or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

20.           No Waiver.  No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

21.           Governing Law.  The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., without regard to conflict of laws principles.

22.           Headings.  Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

23.           Complete Agreement.  Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

24.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

25.           No Third-Party Beneficiaries.  This Agreement is not intended to and shall not convey any rights to persons not a party to this Agreement.

26.           Confidentiality.  (i) The Company shall regard as confidential all information and recommendations furnished by the Adviser to the Company; and (ii) the Adviser shall regard as confidential all information furnished by the Company to Adviser.

27.           Intellectual Property.  The Company hereby grants to the Adviser a worldwide, royalty-free, non-exclusive license or sub-license to use and sub-license the artwork, logos, trade names, trademarks, service marks, marketing materials, software, data, investment strategies and other materials of the Company (collectively, “Intellectual Property”). The Adviser acknowledges and agrees that its use of the Intellectual Property shall not create any right, title or interest in its favor relative to the Intellectual Property. All use of the Intellectual Property by the Adviser and any rights arising therefrom, and goodwill generated thereby, shall inure solely to the benefit of, and are and shall be owned exclusively by, the Company or the entity licensing such Intellectual Property to the Company.

28.           Definitions.  The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized representative, as of the date first above written.

ADVISER:

Cantor Fitzgerald Investment Advisors, L.P.

By:	Notice Information:
Name:	110 E. 59th Street
Title:	New York, NY 10022
(212) 938-5000 (phone) (212) 915-1829 (fax) Attn: Marlena Kaplan

[SIGNATURE PAGE OF THE COMPANY FOLLOWS]

COMPANY:

Cantor Opportunistic Alternatives Fund, LLC

By:	Notice Information:
Name:	110 E. 59th Street
Title:	New York, NY 10022
(212) 938-5000 (phone) (212) 915-1829 (fax) Attn: Marlena Kaplan

APPENDIX I

Fees due to the Adviser under the Agreement

Investment Management Fee

For the services rendered pursuant to the Agreement and pursuant to Section 10(a) of the Agreement, the Company shall pay the Adviser a management fee (the “Management Fee”) computed and accrued monthly at the annual rate of 0.50% of the Net Asset Value (as defined below) of the Company determined as of the last business day of the month (before repurchases of shares and the deduction of Management Fees or Performance Fees).

Terms of Payment of Management Fee

The Management Fees shall be invoiced and paid in U.S. Dollars monthly in arrears by bank transfer to the Adviser’s bank account (as specified by the Adviser).

Promptly after each month end, the Company shall cause the Company’s central administration agent to send the Adviser a statement of the Net Asset Value of the Company for the relevant month to allow the Adviser to calculate its Management Fees and to draw up its monthly invoice. The Adviser shall be free to contest data included in any such statement if, in its reasonable judgment, such data is inaccurate.  Invoices shall be sent by the Adviser to the Company as soon as practicable after it has calculated its Management Fees.

Payment of the Management Fee shall be due within fifteen (15) business days following receipt of the invoice by the Company.

In the event of an incomplete month (i.e., the beginning of the term of the Agreement or termination of the Agreement), the Management Fee to be paid to the Adviser under the Agreement shall be calculated on a pro-rata basis.  Upon termination of this Agreement, the Adviser shall be entitled to receive the Management Fees which would be due if such amounts were computed as of the effective date of termination.  In such event, the Company shall pay the Adviser such amounts within fifteen (15) business days from the date of termination of this Agreement.

Any change in the method of the calculation of the Management Fee shall require an amendment to the Agreement.

Performance Fee

The Company shall also pay the Adviser a performance fee, pursuant to Section 10(b) of the Agreement, in an amount equal to, with respect to an Allocation Period, 5% of the excess if any of (i) the sum of Net Gains and Net Losses for such Allocation Period over (ii) the balance of the Company Loss Recovery Account as of the close of such Allocation Period (the “Performance Fee”).  “Allocation Period,” “Net Gain,” “Net Loss” and “Company Loss Recovery Account” are defined below.

Terms of Payment of Performance Fee

The Performance Fee will be accrued monthly and paid in U.S. Dollars as of the end of each Allocation Period.

With respect to each Allocation Period, the Company shall cause the Performance Fee to be remitted by bank transfer to the Adviser’s bank account (as specified by the Adviser) within fifteen (15) business days following the final day of such Allocation Period.

Upon termination of this Agreement, the Adviser shall be entitled to receive the Performance Fees which would be due if such amounts were computed as of the effective date of termination.  In such event, the Company shall pay the Adviser such amounts within fifteen (15) business days from the date of termination of this Agreement.

Any change in the method of the calculation of the Performance Fee shall require an amendment to the Agreement.

Definitions

For purposes of this Appendix I, the following terms have the following meanings:

“Allocation Period” means the calendar year or, with respect to the calendar year in which the Company liquidates, the period beginning on January 1 and ending upon completion of the liquidation of the Company.

“Company Loss Recovery Account” means a memorandum account maintained on the Company’s books and records the balance of which shall be determined as of the date hereof.  The Company Loss Recovery Account shall be adjusted as of the close of each Fiscal Period (prior to the determination of any Performance Fee as of each such date) by (i) increasing the Company Loss Recovery Account by any Net Loss for such Fiscal Period and (ii) decreasing the Company Loss Recovery Account by any Net Gain for such Fiscal Period.  The Company Loss Recovery Account also shall be adjusted by (i) increasing the Company Loss Recovery Account as of any purchase of Shares, such that the ratio represented by the Company Loss Recovery Account divided by the total number of Shares outstanding, measured immediately after any such purchase, is the same as the corresponding ratio measured immediately prior to the purchase and (ii) decreasing the Company Loss Recovery Account as of any repurchase of Shares, such that the ratio represented by the Company Loss Recovery Account divided by the total number of Shares outstanding, measured immediately after any such repurchase, is the same as the corresponding ratio measured immediately prior to the repurchase.   Notwithstanding the operation of the preceding two sentences, the balance of the Company Loss Recovery Account cannot be less than zero as of the close of any Allocation Period (i.e., while the Company Loss Recovery Account can be below zero as of the close of any Fiscal Period that is not also the close of an Allocation Period, if the Company Loss Recovery Account would otherwise be less than zero as of the close of an Allocation Period, the Company Loss Recovery Account shall be zero as of such time).

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“Fiscal Period” means the calendar month or, with respect to the calendar month in which the Company liquidates, the period beginning on the first day of that calendar month and ending upon completion of the liquidation of the Company.

“Net Asset Value” means the total value of all assets of the Company, less an amount equal to all accrued debts, liabilities and obligations of the Company, calculated before giving effect to any repurchases of Shares.

“Net Gain” means the excess, if any, of (i) the Net Asset Value of the Company as of the close of a Fiscal Period (decreased by amounts representing purchases of Shares during the Fiscal Period, increased by any distributions to Shareholders during the Fiscal Period and prior to reduction for any repurchases of Shares as of the close of such Fiscal Period) over (ii) the Net Asset Value of the Company at the beginning of such Fiscal Period.  For this purpose, Net Asset Value as of the close of a Fiscal Period takes into account accrued Management Fees for the Fiscal Period but does not take into account the accrual of any Performance Fee for such period.  Solely for purposes of calculating Net Gain during an Allocation Period, Net Gain means the sum of the Net Gains, if any, calculated for each Fiscal Period ending during such Allocation Period (i.e., in most cases, Net Gain for an Allocation Period can be expected to be equal to the sum of the Net Gain calculations as to each calendar month comprising the Allocation Period).

“Net Loss” means the excess, if any, of (i) the Net Asset Value of the Company at the beginning of a Fiscal Period over (ii) the Net Asset Value of the Company as of the close of such Fiscal Period (decreased by amounts representing purchases of Shares during the Fiscal Period, increased by any distributions to Shareholders during the Fiscal Period and prior to reduction for any repurchases of Shares as of the close of such Fiscal Period).  For this purpose, Net Asset Value as of the close of a Fiscal Period takes into account accrued Management Fees for the Fiscal Period but does not take into account the accrual of any Performance Fee for such period.  Solely for purposes of calculating Net Loss during an Allocation Period, Net Loss for the relevant Allocation Period means the sum of the Net Losses, if any, calculated for each Fiscal Period ending during such Allocation Period (i.e., in most cases, Net Loss for an Allocation Period can be expected to be equal to the sum of the Net Loss calculations as to each calendar month comprising the Allocation Period).

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